UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2013 (November 5, 2013)

THIRD POINT REINSURANCE LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36052	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08 Bermuda

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: +1 441 542-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (d) Election of New Director

On November 5, 2013, the Board of Directors of Third Point Reinsurance Ltd. (the “Company”) elected Neil McConachie, Mark Parkin and Rafe de la Gueronniere to its Board of Directors, effective immediately. Mr. McConachie will serve as a Class I director, which class will stand for re-election at the 2014 annual meeting of shareholders, Mr. Parkin will serve as a Class II director, which class will stand for re-election at the 2015 annual meeting of shareholders and Mr. de la Gueronniere will serve as a Class III director, which class will stand for re-election at the 2016 annual meeting of shareholders.

Mr. McConachie has been appointed to serve on the Board’s Audit Committee, Risk and Compliance Committee and Governance and Nominating Committee. Mr. Parkin has been appointed to serve on the Board’s Audit Committee and Governance and Nominating Committee. He is expected to serve as the Chairman of the Audit Committee effective January 1, 2014. Mr. de la Gueronniere has been appointed to serve on the Board’s Compensation Committee and Investment and Finance Committee. Pursuant to the applicable independence requirements of the Company’s Corporate Governance Guidelines, the New York Stock Exchange and the Securities Exchange Act of 1934 (the “Exchange Act”), (i) each of Messrs. McConachie, Parkin and de la Gueronniere is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of his independent judgment as a member of the Board or preclude Messrs. McConachie, Parkin or de la Gueronniere from serving as a member of the Audit Committee or Compensation Committee, as applicable, and (ii) each of Messrs. McConachie, Parkin and de la Gueronniere qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended and as a “non-employee director” under Rule 10A-3 of the Exchange Act for purposes of serving on the Compensation Committee, as applicable.

In connection with the Committee appointments described above, Mr. William Spiegel resigned from the Audit Committee and the Governance and Nominating Committee.

There are no transactions between Messrs. McConachie, Parkin or de la Gueronniere (or any member of their immediate families) and the Company (or any of its subsidiaries) and there are no arrangements or understandings between Messrs. McConachie, Parkin or de la Gueronniere and any other persons or entities pursuant to which they were appointed as directors of the Company.

On November 6, 2013 the Compensation Committee of the Company’s Board of Directors approved a director compensation policy, which provides that each independent director will receive annual compensation of (a) a $100,000 cash payment (or $117,500, in the case of the chairman of the Audit Committee of the Board) and (b) a grant of $100,000 (or $117,500, in the case of the chairman of the Audit Committee of the Board) worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company on the date on which such restricted shares are granted. In accordance with this policy, on November 6, 2013, each of Messrs. McConachie and de la Gueronniere received a grant of 6,349 restricted shares, and Mr. Parkin received a grant of 7,460 restricted shares. The restricted shares granted to each of Messrs. McConachie, Parkin and de la Gueronniere will vest on December 31, 2014, subject to each director’s continued provision of services to the Company through such date. The restricted shares were granted under the Company’s 2013 Omnibus Incentive Plan, filed as Exhibit 10.10 to the Company’s registration statement on Form S-1/A filed on July 29, 2013 (the “S-1”).

On November 5, 2013, the Board of Directors also approved an increase in the size of the Board from 7 members to 9 members.

A copy of the Company’s press release announcing the election of Messrs. McConachie, Parkin and de la Gueronniere as Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 7, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2013	/s/ Tonya L. Marshall
	Name:	Tonya L. Marshall
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 7, 2013.